Exhibit 99.1

Addition of Snai enhances Flutter’s gold medal position in attractive Italian market

New York, September 17, 2024: Flutter Entertainment (NYSE: FLUT; LSE: FLTR) (“Flutter”) the world’s leading online sports betting and iGaming operator today announces that it has agreed to acquire Snaitech S.p.A. (“Snai”), one of Italy’s leading omni-channel operators, from a subsidiary of Playtech plc, for cash consideration based on an enterprise value of €2.3b1.

The acquisition fully aligns with Flutter’s strategy to invest in leadership positions in international markets. We expect the transaction to close by Q2 2025 and it is expected to be immediately accretive to earnings per share.

Snai is the number three online operator in the Italian market with a 9.9% share in 20232 and 291,000 average monthly players3. Online revenue and Adjusted EBITDA have grown at a compound rate of 26% and 32% respectively, in the four fiscal years to 20233. This is supported by a strong retail presence with over 2,000 sites3 driving a number two retail share position in both betting of 19% and gaming of 14%2. Snai generated 100% regulated revenue of €947m (which is after the deduction of gaming duties) and Adjusted EBITDA of €256m in financial year 2023, of which 50% was generated online3.

On completion, Flutter will assume the gold medal position in Italy with a ~30% online share when combined with its existing Italian business4, which will deliver efficiency benefits in a key market for the Group. This includes Sisal, which, grew AMPs, and revenue at a compound rate of 27% and 17% respectively between Q2 2022 and Q2 2024, resulting in 270bps online share gain. This excellent performance reflects strong local execution combined with the benefits of the Flutter Edge, an effective combination we expect to repeat with Snai. The transaction is expected to deliver operating cost synergies of at least €70m along with incremental revenue synergies5. On a post-cost synergy basis, the transaction is at a similarly attractive multiple to the Sisal transaction. It is also comfortably above our internal returns criteria by year two.

The transaction is expected to create shareholder value as follows:

1.	Delivers an enhanced competitive position in a fast growing, regulated market:

•	Italy is the largest gambling market in Europe with an estimated gross gaming revenue (“GGR”) of €21bn in 2023[2]

•

Online penetration remains low, at 21% of market GGR in 2023[2], compared to more mature markets like the UK and Australia where rates exceed 60%. Greater digital adoption is expected to drive online market growth at a compound rate of approximately 10%[6] over the next three years

•	Local advertising restrictions and the prevalence of online deposits/withdrawals via retail outlets provide omni-channel operators with an opportunity to maximise growth

2.	Enhances our “local hero” brand portfolio:

•

Snai’s strong retail presence facilitates high brand awareness of 74%, the third most recognized brand in a market with restricted advertising[7]. This complements Sisal, as the most recognized brand, and we will continue to run a multi-brand strategy in the market

•	Snai’s customers who utilize both online and retail channels are more loyal, more active and generate more revenue per player than online only players[3]

•	This increasingly diversified retail footprint will give Flutter access to increased omni-channel customer acquisition opportunities to capitalize on online growth

3.	Presents a compelling opportunity to drive both cost and revenue synergies through access to the Flutter Edge, and deliver meaningful value creation:

•

Operating cost synergies expected to be at least €70m through integration of technology, content and third-party procurement[5]. The synergies are expected to be achieved in the three years post completion of the transaction with 10% achieved in year one and 50% in year two. The cost to achieve these synergies is expected to be 1.25x

•

Revenue synergies will be achieved by providing Snai with access to Flutter Edge capabilities across pricing and risk management, in-house casino content and leveraging Flutter technology platforms, materially enhancing the customer experience for Snai customers

•

Flutter has consistently delivered material revenue synergies to acquired businesses as demonstrated by the compound revenue growth rates of 17% and 19% for Sisal and Tombola respectively between Q2 2022 and Q2 2024

•	Capital expenditure synergies expected to be €10m5

The transaction is subject to merger control clearance and other customary regulatory clearances and is expected to close by Q2 2025.

The transaction is consistent with our strategy and is another example of Flutter allocating capital to drive shareholder value creation. At June 30, 2024, Flutter’s leverage ratio was 2.6x with $5.5bn of net debt8. Following completion of the transaction by Q2 2025, we expect leverage to increase but then reduce rapidly given the highly visible profitable growth opportunities that exist across the Group. We remain committed to our medium-term leverage ratio of 2.0-2.5x, which allows flexibility for us to pursue value-creating acquisitions such as Snai.

We will provide a further update at our Investor Day on September 25, where we expect to discuss Flutter’s exciting organic growth and cash generation potential in the medium-term and the capital allocation opportunities that this will unlock.

Peter Jackson, CEO, commented:

“I am delighted to announce the acquisition of Snai, one of the leading players in Italy, Europe’s largest regulated market. This transaction is compelling strategically and financially. It fits perfectly within our strategy for value creating M&A and creates a significant opportunity to accelerate Snai’s growth by providing them with access to Flutter’s market leading products and capabilities both in the US and globally.

I look forward to welcoming the Snai team to the Flutter Group and working with them to maximize the growth opportunity for our combined businesses.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, rising interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting. In addition, the ability to achieve estimated cost synergies in the timeframe described in this press release, or at all, is subject to various assumptions, which involve risks and uncertainties. In addition, we may incur additional or unexpected costs to realize these cost synergies. The ability to predict results or actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the Securities and Exchange Commission (SEC) and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $11,790m of revenue globally for fiscal 2023, up 25% YoY, and $3,611m of revenue globally for the quarter ended June 30, 2024.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Rob Allen, Corporate Communications
Liam Kealy, Investor Relations	Rupert Gowrley, Corporate Communications
Email: investorrelations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.	On a cash-free and debt-free basis

2.	Italian market and market share data based on regulator GGR data from Agenzia delle dogane e dei Monopoli (“ADM”)

3.

Snai financial (revenue and Adjusted EBITDA10) and KPI information is based on the Playtech Plc financial statements published on March 27, 2024. This information is on an IFRS reported basis and may not fully align with Flutter’s US GAAP accounting policies and reporting following completion of the transaction. Snai retail estate includes over 400 sites belonging to independent bookmakers who use the Snai brand and services

4.	Combined gross gaming revenue market share of Sisal, PokerStars, Betfair, Tombola and Snai for FY 2023 of online betting, gaming and lottery market. Based on ADM data

5.	Cost and capital expenditure synergies are based on management assumptions

6.	Source: Regulus partners

7.	Source: SWG Italy

8.	See below for reconciliation of net debt[11] and leverage ratio[12] in (i) below

9.

Adjusted EBITDA, Net Debt and Leverage Ratio are non-GAAP financial measures. A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted

10.

Adjusted EBITDA is defined as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense

11.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents

12.	Leverage ratio is defined as net debt divided by Adjusted EBITDA

(i)	Net debt reconciliation

($ in millions)	As at June 30, 2024
Long-term debt	6,737
Long-term debt due within one year	53

Total Debt	6,790
Add:
Transactions costs, premiums or discount included in the carrying value of debt	61
Less:
Unrealized foreign exchange on translation of foreign currency debt[1]	154
Cash and cash equivalents	(1,526)

Net Debt	5,478
Last twelve months Adjusted EBITDA to June 30, 2024	2,142

Leverage ratio	2.6x

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

(ii)	Adjusted EBITDA reconciliation

($ in millions)	Twelve months ended June 30, 2024
Net loss	(1,044)
Add back:
Income taxes	143
Other income, net	209
Interest expense, net	429
Depreciation and amortization	1,253
Share-based compensation expense	189
Transaction fees and associated costs[1]	116
Restructuring and integration costs[2]	119
Legal settlements	1
Impairment[3]	725

Group Adjusted EBITDA	2,142

1.

Comprises advisory fees related to implementation of internal controls, information system changes and other strategic advisory related to the proposed listing of Flutter’s ordinary shares in the US and the change in the primary listing of the Group.

2.

Primarily relate to various restructuring and other strategic initiatives to drive synergies. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. The costs primarily include severance expenses, advisory fees and temporary staffing cost.

3.

In the fourth quarter of 2023, the Group recognized an intangible asset impairment loss of $725 million in sales and marketing expenses related to PokerStars trademark within the International segment. The impairment was primarily driven by an assessment of strategy and operational model aimed at maximizing the value of PokerStars’ proprietary poker assets consistent with our International segment strategy to combine global scale with local presence.